Exhibit 16

February 5th, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:	CYIOS Corporation

We have read the ‘REVISED’ statements made by CYIOS Corporation, which were provided to us and which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of the letter as an exhibit to the foregoing report on Form 8-K.

Yours very truly,

/s/ Baum and Company

Baum & Company PA